Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND MAY NOT BE TRANSFERRED OTHER THAN PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITES ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE BORROWER.

4-20,-2011

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, Red Rock Pictures Holding Corporation, a Nevada corporation ("Borrower"), promises to pay to Crisnic Fund, SA, a Costa Rican company ("Lender"), or registered assigns ("Holder") (collectively, the "Parties"), the principal amount of Six Hundred Six Thousand Dollars ($650,000) plus interest at the rate of Fifteen Percent (15%) per annum on any unpaid principal and accrued interest not repaid after the due date of this Note on June 30, 2012. This principal sum consists of an initial $300,000 in principal loaned by Lender, plus a cash return ("Cash Return") of $150,000, and the subsequent $130,000 advanced by Lender, plus a cash return of Twenty Five Percent (25%). In the event that Lender elects to advance additional funds, such additional funds plus a Twenty-Five Percent (25%) cash return, shall be added to the principal amount of this Note.

This Note is issued pursuant to that certain Securities Purchase Agreement (the "Agreement") dated as of April 20, 2011 by and between Borrower and Lender, and secured by that certain Security Agreement executed concurrently herewith.

1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2. Interest Payments. Interest shall be all due and payable on or before June 30, 2012.

3. Maturity Date. The principal amount and any accrued and unpaid interest shall be due and payable on June 30, 2012.

4. Application of Payments; Prepayment.

4.1 Payments made by or on behalf of Borrower and received by Holder pursuant to the terms hereof shall be applied in the following manner: (a) first, to the payment of all expenses, charges, costs and fees incurred by or payable to Holder and for which Borrower is obligated pursuant to the terms hereof; (b) second, to the payment of all interest accrued to the date of such payment; and (c) third, to the repayment of principal.

4.2 Borrower may prepay this Note in full at any time without penalty or premium.

5. Registration of Transfers and Exchanges.

5.1 Different Denominations. This Note is exchangeable for an equal aggregate principal amount of notes of different authorized denominations, as requested by Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

5.2 Investment Representations. This Note has been issued subject to certain investment representations of Lender set forth in the Agreement and may be transferred or exchanged only in compliance with the Agreement and applicable federal and state securities laws and regulations.

5.3 Reliance on Note Register. Prior to due presentment for transfer to Borrower of this Note, Borrower and any agent of Borrower may treat the person in whose name this Note is duly registered upon the records maintained by Borrower for that purpose (the "Note Register") as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither Borrower nor any such agent shall be affected by notice to the contrary.

6. Events of Default; Remedies.

Each of the following shall constitute an event of default ("Event of Default"):

6.1 Nonpayment. The nonpayment, when due, of any installment of interest or principal owing under this Note, or the nonpayment, when due, of any other amount payable to the Lender under this Note or the Agreement;

6.2 Breach. The failure by Borrower to perform timely or to observe any agreement contained in the Agreement or this Note, which failure or default is not cured or corrected within 15 days of the date of written notice from Lender to Borrower;

6.3 Liens. All or any significant portion of the assets of Borrower shall become subject to any Lien other than Permitted Liens;

6.4 Representations and Warranties. Any representation or warranty in the Agreement or this Note is false or erroneous in any material respect at the time of the making thereof;

6.5 Other Debt. The default in payment or acceleration of the maturity of any debt of Borrower other than this Note;

6.6 Adverse Change. The occurrence of a material adverse change in the financial condition of Borrower;

6.7 Change of Control. NoPerson, or "group" as defined in Rule 13d-1 a seq. under the Exchange Act, other than Lender, shall beneficially own (as defined in Rule 13d-I et seq under the Exchange Act) more than twenty percent (20%) of the Common Stock or any other class of capital stock of Borrower unless Lender shall have expressly consented in writing that its obligation to purchase the Note shall not be terminated by such ownership. . Notwithstanding the foregoing, if the Company has not executed a reverse merger transaction, whereby a private company acquires a substantial portion of the Company's common stock and all the then current assets of the Company are assigned to a separate and private entity within 180 days of the date first written above, the Company and Crisnic hereby agree to issue shares of the Company's common stock and/or any other class of stock to Reno Rolle ("Rolle issuance"), as conversion of the outstanding salaries due Reno Rolle, in an amount necessary for Reno Rolle to own and control 55%, after completion of the Rolle issuance, of the then current outstanding common stock or any other class of capital stock of the Company.

6.8Merger; Sale of Assets. Borrower shall sell all or substantially all of its assets or effect any merger or consolidation in which it is not the surviving corporation.

6.9 Remedies Upon Event of Default. If any Event of Default occurs, Holder shall have any and all rights and remedies that may be available to it hereunder, and/or at law or in equity. Without limiting the generality of the foregoing, the entire unpaid principal amount and accrued and unpaid interest shall become, at Holder's election, immediately due and payable in cash. In connection with such acceleration described herein, Holder need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Holder may immediately and without expiration of any grace period to enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and Holder shall have all rights as a holder of the Note until such time, if any, as Holder receives full payment pursuant to this Section. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

7. Miscellaneous.

7.1 Notices. All notices, requests, demands and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission, email transmission of a pdf formatted data file or by United States first class, registered or certified mail, addressed to the following addresses:

If to Borrower:

Red Rock Pictures Holding Corporation
6019 Olivas Park Drive, Suite C
Ventura, CA 93003
Attention: Reno Rolle

If to Lender:

Crisnic Fund, SA
In care of Lexperts, SA
ConHotel Office Center
Office 5 Sabana Norte
San Jose, Costa Rica

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mail (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

7.2 Governing Law. This Note shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

7.3 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Note.

7.4 Absolute Obligation. Borrower agrees that its liabilities under this Note are absolute and unconditional without regard to the liability of Holder, and Borrower hereby waives the right to interpose any set-off, counterclaim, or defense of any nature or description whatsoever in connection with Holder's enforcement of its rights under this Note. This Note is a direct debt obligation of Borrower.

7.5 Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof (including reasonable indemnity), reasonably satisfactory to Borrower.

7.6 Waiver. Any waiver by Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive Holder of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver by Holder must be in writing.

7.7 Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

7.8 Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

7.9 Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

7.10 Entire Agreement. The Agreement, the Note and Security Agreement contain the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

7.11 Time of Essence. Time is of the essence in performing the obligations hereunder.

7.12 Costs of Collection. Borrower promises to pay all costs and expenses of collection or enforcement of this Note, including, without limitation, reasonable attorneys' fees and disbursements, incurred by Holder on account of such collection or enforcement, whether or not suit is filed hereon. All such costs or expenses incurred or paid by Holder for such purposes shall bear interest at the rate of ten percent (10%) per annum from the date incurred or paid by Holder to the date of repayment by Borrower.

7.13 Disputes. In the event any dispute arises between the Parties with regard to this Note, it shall be resolved by binding arbitration between the Parties in the Republic of Costa Rica. The language of the arbitration shall be English. In any such arbitration, the prevailing party shall be awarded reasonable attorneys' fees.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by a duly authorized officer as of the date first above-indicated.

Borrower		Lender

RED ROCK PICTURES HOLDINGS, INC.		CRISNIC FUND, SA

By:	Reno Rollé	By:	Anthony Gentile

	/s/ Reno Rollé		/s/ Anthony Gentile
	Reno Rollé, CEO		Anthony Gentile, President

4-29-11